Exhibit 99.1

Boot Barn Holdings, Inc. Announces Fourth Quarter and Fiscal Year 2023

Financial Results

IRVINE, California – May 17, 2023—Boot Barn Holdings, Inc. (NYSE: BOOT) today announced its financial results for the fourth fiscal quarter and fiscal year ended April 1, 2023. A Supplemental Financial Presentation is available at investor.bootbarn.com.

For the quarter ended April 1, 2023 (14 weeks) compared to the quarter ended March 26, 2022 (13 weeks):

•	Net sales increased 11.0% over the prior-year period to $425.7 million, cycling 48.1% net sales growth in the prior-year period.
•

Same store sales decreased 5.5% compared to the prior-year period, cycling 33.3% same store sales growth in the prior-year period. The 5.5% decrease in consolidated same store sales is comprised of a decrease in retail store same store sales of 3.3% and a decrease in e-commerce same store sales of 18.4%.

•

Net income was $46.4 million, or $1.53 per diluted share, compared to $44.7 million, or $1.47 per diluted share in the prior-year period. Excluding a $0.02 per share tax benefit related primarily to income tax accounting for share-based compensation, net income per diluted share was $1.51 in the current-year period.

•	The Company opened 12 new stores, bringing its total store count to 345.

For the fiscal year ended April 1, 2023 (53 weeks) compared to the fiscal year ended March 26, 2022 (52 weeks):

•	Net sales increased 11.4% over the prior fiscal year to $1.658 billion, cycling 66.6% net sales growth in the prior fiscal year.
•

Same store sales decreased 0.1% compared to the prior fiscal year, cycling 53.7% same store sales growth in the prior fiscal year. The 0.1% decrease in consolidated same store sales is comprised of an increase in retail store same store sales of 1.8% and a decrease in e-commerce same store sales of 10.2%.

•

Net income was $170.6 million, or $5.62 per diluted share, compared to $192.5 million, or $6.33 per diluted share in the prior fiscal year. Net income per diluted share in fiscal 2023 and fiscal 2022 includes an approximately $0.05 and $0.17 per share benefit, respectively, primarily due to income tax accounting for share-based compensation. Excluding the tax benefit in both years, net income per diluted share in fiscal 2023 was $5.57, compared to $6.16 in fiscal 2022.

•	The Company opened 45 new stores during fiscal 2023, bringing its total store count to 345.

Jim Conroy, President and Chief Executive Officer, commented “I am proud of the team for delivering another solid performance as we were able to hold on to the outsized gains from the prior year. We experienced double-digit total sales growth while expanding product margin for the 7th consecutive year. While our e-commerce business faced top-line sales pressure, our stores achieved positive same store sales growth for the year as they cycled a remarkable 57% comp store growth in fiscal 2022. Our new store opening efforts continue to pay off as we added 45 new stores, including expansion into five new states. Once again, our exclusive brands have exceeded our expectations with penetration growing nearly six percentage points during fiscal 2023. I am encouraged by the ongoing progress across each of our four strategic initiatives and feel the Company is well positioned for continued growth.”

Operating Results for the Fourth Quarter Ended April 1, 2023 (14 weeks) Compared to the Fourth Quarter Ended March 26, 2022 (13 weeks)

•

Net sales increased 11.0% to $425.7 million from $383.3 million in the prior-year period. Consolidated same store sales decreased 5.5% with retail store same store sales decreasing 3.3% and e-commerce same store sales decreasing 18.4%. The increase in net sales was the result of the incremental sales from new stores opened over the past twelve months and the extra week of sales in the fourth quarter of fiscal 2023, partially offset by the consolidated same store sales decline of 5.5%.

•

Gross profit was $155.8 million, or 36.6% of net sales, compared to $148.8 million, or 38.8% of net sales, in the prior-year period. Gross profit increased primarily due to increased sales. The decrease in gross profit rate of 220 basis points was driven primarily by a 120 basis-point decrease in merchandise margin and 100 basis points of deleverage in buying, occupancy and distribution center costs. The decline in merchandise margin rate was primarily driven by a 140 basis-point headwind from higher freight expense, partially offset by 30 basis points of product margin expansion resulting from growth in exclusive brand penetration.

•

Selling, general and administrative expenses were $93.1 million, or 21.9% of net sales, compared to $86.4 million, or 22.6% of net sales, in the prior-year period. The increase in selling, general and administrative expenses was primarily a result of an additional week of operating expenses in the fourth quarter of fiscal 2023, higher store payroll and increased store-related expenses in the current-year period compared to the prior-year period. Selling, general and administrative expenses as a percentage of net sales decreased by 70 basis points primarily as a result of lower incentive-based compensation, marketing expenses, and leverage from the 14th week.

•

Income from operations increased $0.3 million to $62.7 million, or 14.7% of net sales, compared to $62.4 million, or 16.3% of net sales, in the prior-year period, primarily due to the factors noted above.

•

Net income was $46.4 million, or $1.53 per diluted share, compared to net income of $44.7 million, or $1.47 per diluted share in the prior-year period. Excluding a $0.02 per share tax benefit related primarily to income tax accounting for share-based compensation, net income per diluted share was $1.51 in the current-year period.

Operating Results for the Fiscal Year Ended April 1, 2023 (53 weeks) Compared to the Fiscal Year Ended March 26, 2022 (52 weeks)

•

Net sales increased 11.4% to $1.658 billion from $1.488 billion in the prior fiscal year. Consolidated same store sales decreased 0.1% with retail store same store sales increasing 1.8% and e-commerce same store sales decreasing 10.2%. The increase in net sales was the result of the incremental sales from new stores opened over the past twelve months and the additional sales from the 53rd week.

•

Gross profit was $610.6 million, or 36.8% of net sales, compared to $575.1 million, or 38.6% of net sales, in the prior fiscal year. Gross profit increased primarily due to increased sales. The decrease in gross profit rate of 180 basis points was driven by 110 basis points of deleverage in buying, occupancy and distribution center costs and a 70 basis-point decrease in merchandise margin. The decline in merchandise margin rate was primarily driven by a 100 basis-point headwind from higher freight expense, partially offset by 30 basis points of product margin expansion resulting from growth in exclusive brand penetration.

•

Selling, general and administrative expenses were $378.8 million, or 22.9% of net sales, compared to $316.7 million, or 21.3% of net sales, in the prior fiscal year. The increase in selling, general and administrative expenses was primarily a result of higher store payroll and store-related expenses, increased marketing expenses in fiscal 2023 compared to fiscal 2022, and additional operating expenses in the 53rd week. Selling, general and administrative expenses as a percentage of net sales increased by 160 basis points primarily as a result of an increase in store-related expenses, store payroll and marketing expenses.

•

Income from operations decreased $26.6 million to $231.8 million, or 14.0% of net sales, compared to $258.3 million, or 17.4% of net sales, in the prior fiscal year, primarily due to the factors noted above.

•

Net income was $170.6 million, or $5.62 per diluted share, compared to net income of $192.5 million, or $6.33 per diluted share in the prior fiscal year. Net income per diluted share in fiscal 2023 and fiscal 2022 includes an approximately $0.05 and $0.17 per share benefit, respectively, primarily due to income tax accounting for share-based compensation. Excluding the tax benefits, net income per diluted share in fiscal 2023 was $5.57, compared to $6.16 in fiscal 2022.

Sales by Channel

The following table includes total net sales growth/(decline) and same store sales growth/(decline) for the periods indicated below:

							Preliminary	High-End Guidance
	Fourteen Weeks		Four Weeks	Four Weeks	Six Weeks		Quarter-to-Date	Thirteen Weeks
	Ended		Fiscal 2023	Fiscal 2023	Fiscal 2023		Through	Ending
	April 1, 2023		January	February	March		May 15, 2023	July 1, 2023

Total Net Sales Growth/(Decline)	11.0%	*	4.4%	5.7%	19.9%	*	2.1%	(0.5)%

Retail Stores SSS	(3.3)%		0.6%	(1.9)%	(6.2)%		(4.3)%	(6.0)%
E-commerce SSS	(18.4)%		(16.3)%	(18.7)%	(19.4)%		(15.2)%	(15.0)%
Total SSS	(5.5)%		(2.1)%	(4.5)%	(8.0)%		(5.8)%	(7.0)%

*Note: Total net sales growth for the six weeks ended fiscal 2023 March compares to the five weeks ended fiscal 2022 March. Total net sales growth for the fourteen weeks ended April 1, 2023 compares to the thirteen weeks ended March 26, 2022. Fiscal 2023 was a 53-week year, compared to fiscal 2022 which was a 52-week year.

Balance Sheet Highlights as of April 1, 2023

•	Cash of $18.2 million.
•	$66.0 million drawn under our $250 million revolving credit facility.

Fiscal Year 2024 Outlook

The Company is providing guidance for what it can reasonably estimate at this time. For the fiscal year ending March 30, 2024 the Company expects:

•	To open 52 new stores.
•	Total sales of $1.690 billion to $1.723 billion, representing growth of 2.0% to 4.0% over the prior year, which was a 53-week year.
•

Same store sales decline of approximately (6.5)% to (4.5)%, with retail store same store sales declines of approximately (7.0)% to (5.2)% and e-commerce same store sales declines of (3.0)% to growth of 1.0%.

•

Gross profit between $613.7 million and $629.7 million, or approximately 36.3% to 36.5% of sales. Gross profit reflects an estimated 150 basis point increase in merchandise margin which includes a 100 basis point improvement from freight expense. We expect to grow exclusive brand penetration by 400 basis points. We anticipate 180 basis points of deleverage in buying, occupancy and distribution center costs primarily resulting from negative same store sales, higher occupancy from new stores, and the cost of the new Kansas City distribution center.

•	Selling, general and administrative expenses between $416.2 million and $419.8 million. This represents approximately 24.6% to 24.4% of sales.
•	Income from operations between $197.5 million and $209.9 million. This represents approximately 11.7% to 12.2% of sales.
•	Interest expense of $4.3 million.

•	Effective tax rate of 25.6%.
•	Net income of $143.8 million to $153.0 million.
•	Net income per diluted share of $4.70 to $5.00 based on 30.6 million weighted average diluted shares outstanding.
•	Capital expenditures between $90 million and $95 million.

For the fiscal first quarter ending July 1, 2023, the Company expects:

•	Total sales of $357 million to $364 million, representing a decline of (2.4)% to (0.5)% over the prior-year period.
•	Same store sales decline of approximately (9.0)% to (7.0)%, with retail store same store sales declines of (8.0)% to (6.0)% and e-commerce same store sales declines of (17.0)% to (15.0)%.
•

Gross profit between $127.5 million and $131.1 million, or approximately 35.7% to 36.0% of sales. Gross profit reflects an estimated 80 basis point increase in merchandise margin which assumes flat freight expense year-over-year. We anticipate 250 basis points of deleverage in buying, occupancy and distribution center costs primarily resulting from negative same store sales, higher occupancy from new stores, and the cost of the new Kansas City distribution center.

•	Selling, general and administrative expenses between $93.8 million and $94.9 million. This represents approximately 26.3% to 26.1% of sales.
•	Income from operations between $33.7 million and $36.2 million. This represents approximately 9.4% to 9.9% of sales.
•	Net income per diluted share of $0.79 to $0.85 based on 30.6 million weighted average diluted shares outstanding.

Conference Call Information

A conference call to discuss the financial results for the fourth quarter and fiscal year 2023 is scheduled for today, May 17, 2023, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (877) 451-6152. The conference call will also be available to interested parties through a live webcast at investor.bootbarn.com. Please visit the website and select the “Events and Presentations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A Supplemental Financial Presentation is also available on the investor relations section of the Company’s website. A telephone replay of the call will be available until June 17, 2023, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 13738768. Please note participants must enter the conference identification number in order to access the replay.

About Boot Barn

Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. The Company offers its loyal customer base a wide selection of work and lifestyle brands. As of the date of this release, Boot Barn operates 352 stores in 44 states, in addition to an e-commerce channel www.bootbarn.com. The Company also operates www.sheplers.com, the nation’s leading pure play online western and work retailer and www.countryoutfitter.com, an e-commerce site selling to customers who live a country lifestyle. For more information, call 888-Boot-Barn or visit www.bootbarn.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements refer to our current expectations and projections relating to, by way of example and without limitation, our financial condition, liquidity, profitability, results of operations, margins, plans, objectives, strategies, future performance, business and industry. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate", "estimate", "expect", "project", "plan“, "intend", "believe", “may”, “might”, “will”, “could”, “should”, “can have”, “likely”, “outlook” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events, but not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions that the Company’s management has made in light of their industry experience and on their perceptions of historical trends, current conditions, expected future developments and other factors they believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. These risks, uncertainties and assumptions include, but are not limited to, the following: decreases in consumer spending due to declines in consumer confidence, local economic conditions or changes in consumer preferences; the Company’s ability to effectively execute on its growth strategy; the Company’s failure to maintain and enhance its strong brand image, to compete effectively, to maintain good relationships with its key suppliers, and to improve and expand its exclusive product offerings; and the effect of COVID-19 on our business. The Company discusses the foregoing risks and other risks in greater detail under the heading “Risk factors” in the periodic reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. Because of these factors, the Company cautions that you should not place undue reliance on any of these forward-looking statements. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company. Further, any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company does not intend to update or revise the forward-looking statements in this press release after the date of this press release.

Investor Contact:
ICR, Inc.

Brendon Frey, 203-682-8216

BootBarnIR@icrinc.com

Or

Company Contact:
Boot Barn Holdings, Inc.

Mark Dedovesh, 949-453-4489

Vice President, Investor Relations & Financial Planning

BootBarnIRMedia@bootbarn.com

Boot Barn Holdings, Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	April 1,	March 26,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$18,193	$20,674
Accounts receivable, net	13,145	9,662
Inventories	589,494	474,300
Prepaid expenses and other current assets	48,341	37,195
Total current assets	669,173	541,831
Property and equipment, net	257,143	155,247
Right-of-use assets, net	326,623	241,147
Goodwill	197,502	197,502
Intangible assets, net	60,751	60,813
Other assets	6,189	3,315
Total assets	$1,517,381	$1,199,855
Liabilities and stockholders’ equity
Current liabilities:
Line of credit	$66,043	$28,549
Accounts payable	134,246	131,394
Accrued expenses and other current liabilities	122,958	133,408
Short-term lease liabilities	51,595	43,117
Total current liabilities	374,842	336,468
Deferred taxes	33,260	26,895
Long-term lease liabilities	330,081	234,584
Other liabilities	2,748	2,232
Total liabilities	740,931	600,179

Stockholders’ equity:
Common stock, $0.0001 par value; April 1, 2023 - 100,000 shares authorized, 30,072 shares issued; March 26, 2022 - 100,000 shares authorized, 29,820 shares issued	3	3
Preferred stock, $0.0001 par value; 10,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	209,964	199,054
Retained earnings	576,030	405,477
Less: Common stock held in treasury, at cost, 192 and 135 shares at April 1, 2023 and March 26, 2022, respectively	(9,547)	(4,858)
Total stockholders’ equity	776,450	599,676
Total liabilities and stockholders’ equity	$1,517,381	$1,199,855

Boot Barn Holdings, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Fourteen Weeks	Thirteen Weeks	Fifty-Three Weeks	Fifty-Two Weeks
	Ended	Ended	Ended	Ended
	April 1,	March 26,	April 1,	March 26,
	2023	2022	2023	2022

Net sales	$425,661	$383,308	$1,657,615	$1,488,256
Cost of goods sold	269,829	234,472	1,047,043	913,183
Gross profit	155,832	148,836	610,572	575,073
Selling, general and administrative expenses	93,116	86,447	378,785	316,735
Income from operations	62,716	62,389	231,787	258,338
Interest expense	1,535	388	5,880	5,780
Other income/(loss), net	181	(126)	(29)	35
Income before income taxes	61,362	61,875	225,878	252,593
Income tax expense	14,953	17,162	55,325	60,143
Net income	$46,409	$44,713	$170,553	$192,450

Earnings per share:
Basic shares	$1.55	$1.51	$5.72	$6.51
Diluted shares	$1.53	$1.47	$5.62	$6.33
Weighted average shares outstanding:
Basic shares	29,847	29,671	29,805	29,556
Diluted shares	30,422	30,411	30,370	30,391

Boot Barn Holdings, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Fiscal Year Ended
	April 1,	March 26,	March 27,
	2023	2022	2021
Cash flows from operating activities
Net income	$170,553	$192,450	$59,386
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	35,883	27,280	24,059
Stock-based compensation	9,711	9,475	7,158
Amortization of intangible assets	62	72	89
Noncash lease expense	47,869	39,286	34,231
Amortization and write-off of debt issuance fees and debt discount	130	1,878	884
Loss on disposal of property and equipment	334	175	87
(Gain)/loss on adjustment of right-of-use assets and lease liabilities	—	(259)	295
Store impairment charges	—	—	384
Deferred taxes	6,365	4,902	2,192
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable, net	(2,716)	5,222	8,050
Inventories	(115,194)	(198,540)	12,957
Prepaid expenses and other current assets	(11,276)	(24,577)	1,382
Other assets	(2,874)	(236)	(1,729)
Accounts payable	(2,636)	25,502	12,360
Accrued expenses and other current liabilities	(18,541)	45,229	25,003
Other liabilities	516	(1,192)	2,789
Operating leases	(29,299)	(37,803)	(33,655)
Net cash provided by operating activities	$88,887	$88,864	$155,922
Cash flows from investing activities
Purchases of property and equipment	$(124,534)	$(60,443)	$(28,424)
Net cash used in investing activities	$(124,534)	$(60,443)	$(28,424)
Cash flows from financing activities
Borrowings/(payments) on line of credit - net	$37,494	$28,549	$(129,900)
Repayments on debt and finance lease obligations	(838)	(112,304)	(667)
Tax withholding payments for net share settlement	(4,689)	(2,904)	(754)
Proceeds from the exercise of stock options	1,199	5,764	7,408
Net cash provided by/(used in) financing activities	$33,166	$(80,895)	$(123,913)

Net (decrease)/increase in cash and cash equivalents	(2,481)	(52,474)	3,585
Cash and cash equivalents, beginning of period	20,674	73,148	69,563
Cash and cash equivalents, end of period	$18,193	$20,674	$73,148

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$60,171	$41,684	$11,458
Cash paid for interest	$5,835	$3,808	$8,795
Supplemental disclosure of non-cash activities:
Unpaid purchases of property and equipment	$21,487	$14,963	$2,642

Boot Barn Holdings, Inc.

Store Count

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	April 1,	December 24,	September 24,	June 25,	March 26,	December 25,	September 25,	June 26,
	2023	2022	2022	2022	2022	2021	2021	2021
Store Count (BOP)	333	321	311	300	289	278	276	273
Opened/Acquired	12	12	10	11	11	11	3	3
Closed	—	—	—	—	—	—	(1)	—
Store Count (EOP)	345	333	321	311	300	289	278	276

Boot Barn Holdings, Inc.

Selected Store Data

	Fourteen Weeks
	Ended	Thirteen Weeks Ended
	April 1,	December 24,	September 24,	June 25,	March 26,	December 25,	September 25,	June 26,
	2023	2022	2022	2022	2022	2021	2021	2021
Selected Store Data:
Same Store Sales (decline)/growth	(5.5)%	(3.6)%	2.3%	10.0%	33.3%	54.2%	61.7%	78.9%
Stores operating at end of period	345	333	321	311	300	289	278	276
Total retail store square footage, end of period (in thousands)	3,735	3,598	3,451	3,333	3,194	3,063	2,940	2,915
Average store square footage, end of period	10,825	10,806	10,751	10,717	10,648	10,597	10,575	10,563
Average net sales per store (in thousands)	$1,088	$1,320	$966	$1,031	$1,094	$1,372	$965	$942